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                       May 17, 2023

       Sean Wirtjes
       Chief Financial Officer
       Rapid Micro Biosystems, Inc.
       1001 Pawtucket Boulevard West, Suite 280
       Lowell, MA 01854

                                                        Re: Rapid Micro
Biosystems, Inc.
                                                            Form 10-K for the
fiscal year ended December 31, 2022
                                                            Filed March 10,
2023
                                                            File No. 001-40592

       Dear Sean Wirtjes:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Industrial Applications and

                       Services